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                                                               Exhibit 99.14(c)

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Financial Statements" in the Prospectus/Proxy Statement and to the reference to our firm in the Statement of Additional Information of Separate Account Ten of Integrity Life Insurance Company, relating to the reorganization involving the Touchstone Enhanced Dividend 30 Fund, a series of Touchstone Variable Series Trust, and Separate Account II of Integrity Life Insurance Company and to the incorporation by reference of our report dated January 24, 2003, with respect to Separate Account Ten of Integrity Life Insurance Company in this Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.



                                               /s/ Ernst & Young LLP

Kansas City, Missouri
September 30, 2003